EXHIBIT 99.1

            30DC, INC., ANNOUNCES THE RELEASE OF MAGCAST VERSION 7;
                    IN-APP SALES FUNNEL IS A KEY NEW FEATURE


New York, NY, September 17, 2014, 30DC, Inc. (OTCQB: TDCH), a provider of web-based tools for the monetization of digital content, today announced the release of version 7 of the MAGCAST Digital Publishing Platform (MagCast). The key new feature of version 7 is the introduction of an in-app sales funnel. Other improvements include a user interface that allows content creators to better target specific readers with marketing offers, enhance list building and increase reader engagement. The platform upgrades also save content creators significant time in preparing individual issues for all platforms. MagCast version 7 is optimized both for Android and for iOS 8, which is the first iOS version that lets marketers track sources of traffic, conversions and in-app purchases.

IN-APP SALES FUNNELS is one of the most important features version 7 introduces. It gives content creators the ability to use sales funnels inside a MagCast without the need to send users to an external web site.

     o MagCast version 6 allowed readers to make one-click purchases within the app. Version 7 enables content creators to interact with readers throughout the entire sales funnel.
     o Prospects may enter a sales funnel in any number of ways, such as pressing a link to go to free, valuable information and complete a contact form, thereby enabling the MagCaster to build a list. Once a prospect enters a sales funnel, the magazine publisher can communicate repeatedly by sending information of real interest, slowly building trust until the prospect eventually buys. The publisher can continue to send communications and special offers in order to sell added products and services. The ability to keep readers within the app keeps them more engaged and more likely to take action.

Here are just some of the additional new features.

     o NATIVE VIEW: In MagCast version 7, the default method to create and view individual issues of MagCast publications is now Native view, which is text-based, rather than the former default known as advanced view, which is PDF-based.

     o Native view is an enhancement of text iphone view. The introduction of Native view brings the ability to produce original content right within the MagCast platform. Producing an issue is easier, faster and less graphics-intensive, because content creators can add interactive elements such as links, videos, images and html directly to the platform. Previously, they had to upload a PDF version of the issue before adding interactive elements.

     o Native view provides an improved look on all devices, such as iPad, older versions of iPhone, Android phone and Android tablets, but it is specifically optimized for iPhone 6 and particularly iPhone 6 Plus. This change results in multiple user interface and design tweaks to better communicate with readers and keep their attention such as

          o Video auto-play, which provides better app engagement through a seamless experience without the need for users to click play

          o    Image galleries that may be included in articles

          o    Full-width images and videos

          o EXPANDED DEEP LINKS: Content creators can now deep link to send web traffic (such as from an online ad campaign or article) directly to an in-app page within a MagCast magazine issue. This page could include a form to capture contact information, a prompt to download a magazine issue, or any kind of desired interactive content.

          o PUSH NOTIFICATIONS can now be sent to specific issue buyers or specific non-buyers.

          o EXPANDED GOOGLE ANALYTICS: There is now tracking for in-app ratings, welcome letter, home screen pop up, in-app pages and deep links.

Although MagCast version 7 makes publishing digital magazines to iOS and Android devices easier and less time consuming, the bigger news is the availability of additional tools to further aid publishers in making money with content marketing via the distribution of content to mobile devices.

"We are very excited about the new features in MagCast version 7," says Dennis Crosby, CEO of DC Magazines, LLC, which has already published eight MagCast magazines including Craft Beer Magazine and Sovereign Survival. "We have several partnership magazines where we sell high-end products on related blog web sites. In the past, we spent months building those blog sites in order to create content that would eventually lead to sales. With MagCast version 7, we will now be able to integrate the sales funnel into digital MagCast magazine issues and make sales instantly. This is an amazing new feature that will not only save us time and money, but will also lead to sales we otherwise would have missed." DC Magazines currently has four additional magazines in development in addition to the eight already available for subscription.

ABOUT 30DC, INC.

30DC provides  web-based  tools for the  monetization  of digital  content.  For
addition   information  on  30DC,   please  download  a  corporate  fact  sheet:
http://30dcinc.com/investors/news.

30DC INVESTOR RELATIONS MAGAZINE

30DC Investor Relations Magazine is a free publication available in the Google Play Store and on Apple Newsstand by subscription only. The latest issue can be downloaded now via the following links:

Google:

https://play.google.com/store/apps/details?id=com.bdidfeidjj.ibbbdidfeidjj

Apple Newsstand:

https://itunes.apple.com/us/app/30dcir-mag/id737655178?mt=8

This press release contains "forward-looking statements" within the meaning of various provisions of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, commonly identified by such terms as "believes," "looking ahead," "anticipates," "estimates" and other terms with similar meaning. Specifically, statements about the Company's plans for accelerated growth, improved profitability, future business partners, M&A activity, new service offerings and pursuit of new markets are forward looking statements. Although the company believes that the assumptions upon which its forward-looking statements are based are reasonable, it can give no assurance that these assumptions will prove to be correct. Such forward-looking statements should not be construed as fact. The information contained in such statements is beyond the ability of the Company to control, and in many cases the Company cannot predict what factors would cause results to differ materially from those indicated in such statements. All forward-looking statements in the press release are expressly qualified by these cautionary statements and by reference to the underlying assumptions.

For additional information:
Greg Laborde. 30DC, Inc.
Phone: 212-962-4400 Ext 82
E-mail: greg.laborde@30dcinc.com or
visit http://www.30dcinc.com
Source: 30DC, Inc.